Exhibit 99.1

American Lorain Corp	HC International, New York
Mr. Alan Jin, CFO	John Mattio, SVP
Phone: +86-21-6145-3891	Phone: 203-616-5144
E-mail: alanjin@americanlorain.com	E-mail: john.mattio@hcinternational.net
www.americanlorain.com	www.hcinternational.net

FOR IMMEDIATE RELEASE

American Lorain Corporation Obtains Product Placements in Two Marquee Supermarket Chains in Shanghai

JUNAN COUNTY, China, January 18, 2010/ PR Newswire-First Call--American Lorain Corporation (NYSE AMEX: ALN) ("American Lorain" or the "Company"), an international processed snack foods company based in Shandong Province, People's Republic of China ("PRC"), today announced that it has begun selling products through A.S. Watson Group (“Watson”) and Shanghai Jiadeli Supermarket Group (“Jiadeli”).

Under the supply agreement with Watson, American Lorain will distribute Sweetheart Chestnut® and chestnut kernels to Watson®’s 300 plus stores in Shanghai. Watson® convenience stores are found throughout Asia and China in stand-alone convenience store locations and airport duty free shops. American Lorain has shipped an initial allocation of Sweetheart® Chestnuts and Lorain-branded chestnut kernels to Watson’s distribution center in Shanghai for delivery and stocking in Watson’s 300 stores in Shanghai.

American Lorain will also start selling its convenience food products in over 100 Jiadeli stores in Shanghai. Jiadeli is a supermarket chain with more than 100 stores in Shanghai. Like many supermarket chains worldwide, Jiadeli maintains a snack food isle where American Lorain’s chestnut product and snack food product will be placed on retail for Jiadeli consumers. American Lorain initiated the supplier agreement with Jiadeli with its first shipment of goods, valued at $100,000.

The Company estimates that initial cooperation with Watson and Jiadeli will bring to the Company approximately $1 million in revenue for fiscal year 2010. Negotiations are underway with Watson and Jiadeli to determine on the distribution of more products of American Lorain which could bring additional sales to the Company in fiscal 2010 and beyond.

"We are very pleased to announce the initial cooperation with two retail supermarket chains in Shanghai," commented Mr. CHEN Si, CEO of American Lorain Corporation. "In addition to the earnings contribution, entering Shanghai retail market is a significant milestone of our strategy to strengthen domestic sales channels and expand our distribution network. We will continue to access into new marketplace and bring in new customers, which will provide significant growth driver for us as we leverage our production capacity, respected brand name and expanding distribution network to capitalize on the growth opportunity in China’s consumer sector.”

About Watson

A.S. Watson Group is an international retail and manufacturing business with operations in 34 markets worldwide. The Group operates over 8,400 retail stores running the gamut from health & beauty, luxury perfumeries & cosmetics to food, electronics, fine wine and airport retail arms. Watson is a member of the world renowned Hong Kong-based conglomerate Hutchison Whampoa Limited. For more information please visit: www.aswatson.com

About Jiadeli

The group was founded in 1998 in Shanghai and currently operates about 150 supermarkets in China, of which around 100 are in Shanghai. For more information please visit: www.jiadeli.com.cn

About American Lorain Corporation

American Lorain Corporation is a Nevada corporation that develops, manufactures and sells various food products. The Company's products include chestnut products, convenience food products and frozen, canned and bulk food products. The Company currently sells over 234 products to 26 provinces and administrative regions in China as well as to 42 foreign countries. The Company operates through its four direct and indirect subsidiaries and one leased factory located in China. For further information about American Lorain Corporation, please visit the Company's website at http://www.americanlorain.com.

Forward-looking statements:

Statements contained herein that relate to the Company's future performance, including statements with respect to forecasted revenues, margins, cash generation and capital expenditures are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance or achievements to differ materially from those anticipated. Such statements are based on current expectations only, and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions, particularly the current downturn in the worldwide economy; our ability to obtain adequate supplies of raw materials; our ability to manage our expansion strategy; changes in foreign currency exchange rates; government regulation; difficulties in new product development; changing consumer tastes in disparate markets worldwide and our ability to address those changes; our ability to attract and retain highly qualified personnel; and other factors affecting our operations that are set forth in our Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise